Exhibit 11.1
COMPUTATION OF NET INCOME PER SHARE
(In millions, except share information)

	For the Nine Months Ended				For the Year Ended		For the Year Ended		For the Year Ended		For the Year Ended		For the Year Ended
	September 30, 2006		October 1, 2005		December 31, 2005		December 31, 2004		December 31, 2003		December 31, 2002		December 31, 2001
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Income (loss) before cumulative effect of a change in accounting principle	$(65.4)	$(65.4)	$(778.9)	$(778.9)	$(1,381.5)	$(1,381.5)	$422.2	$422.2	$380.5	$380.5	$311.5	$311.5	$26.3	$26.3
After-tax interest expense on convertible debt	—	—	—	—	—	—	—	9.3	—	9.0	—	7.4	—	—

Income (loss) before cumulative effect of a change in accounting principle, for diluted net income (loss) per share	(65.4)	(65.4)	(778.9)	(778.9)	(1,381.5)	(1,381.5)	422.2	431.5	380.5	389.5	311.5	318.9	26.3	26.3
Cumulative effect of a change in accounting principle, net of tax	2.9	2.9	—	—	—	—	—	—	—	—	(298.5)	(298.5)	—	—

Net income (loss), for diluted net income (loss) per share	$(62.5)	$(62.5)	$(778.9)	$(778.9)	$(1,381.5)	$(1,381.5)	$422.2	$431.5	$380.5	$389.5	$13.0	$20.4	$26.3	$26.3

Weighted average shares:
Common shares outstanding	67,302,119	67,302,119	67,163,429	67,163,429	67,166,668	67,166,668	68,278,858	68,278,858	66,689,757	66,689,757	65,365,218	65,365,218	63,977,391	63,977,391
Exercise of stock options (1)	—	—	—	—	—	—	—	1,635,349	—	1,843,755	—	1,691,921	—	1,327,643
Exercise of warrants (2)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Shares issuable upon conversion of convertible debt (3)	—	—	—	—	—	—	—	4,813,056	—	4,813,056	—	4,232,852	—	—

Common and equivalent shares outstanding	67,302,119	67,302,119	67,163,429	67,163,429	67,166,668	67,166,668	68,278,858	74,727,263	66,689,757	73,346,568	65,365,218	71,289,991	63,977,391	65,305,034

Per common and equivalent share:
Income (loss) before cumulative effect of a change in accounting principle	$(0.97)	$(0.97)	$(11.60)	$(11.60)	$(20.57)	$(20.57)	$6.18	$5.77	$5.71	$5.31	$4.77	$4.47	$0.41	$0.40
Cumulative effect of a change in accounting principle	0.04	0.04	—	—	—	—	—	—	—	—	4.57	4.18	—	—

Net income (loss)	$(0.93)	$(0.93)	$(11.60)	$(11.60)	$(20.57)	$(20.57)	$6.18	$5.77	$5.71	$5.31	$0.20	$0.29	$0.41	$0.40

(1)	Amount represents the number of common shares issued assuming exercise of stock options outstanding, reduced by the number of shares which could have been purchased with the proceeds from the exercise of such options.

(2)	Amount represents the number of common shares issued assuming exercise of warrants outstanding.

(3)	Amount represents the number of common shares issued assuming the conversion of convertible debt outstanding.